Filed Pursuant to Rule 433

Registration Statement No. 333-287236

June 2, 2025

IsoEnergy Announces Launch of At-The-Market Equity Program

Toronto, ON – June 2, 2025 – IsoEnergy Ltd. (“IsoEnergy” or the “Company”) (NYSE American: ISOU and TSX: ISO) is pleased to announce that it has entered into an equity distribution agreement (the “Distribution Agreement”) with Virtu Canada Corp. (the “Canadian Agent”) and Virtu Americas LLC (together with the Canadian Agent, the “Agents”). Pursuant to the Distribution Agreement, the Company may distribute up to C$75,000,000 (or its equivalent in other currencies) of common shares in the capital of the Company (the “Common Shares”), from time to time through the Agents (the “ATM Program”).

Philip Williams, CEO and Director of IsoEnergy, commented, “With our NYSE American listing completed on May 5, 2025, the launch of our ATM Program is both timely and aligned with practices across our peer group, many of whom have similar programs in place. Backed by a strong cash balance of C$46.1 million and marketable securities of C$35.1 million as of March 31, 2025, we believe that the Company is in a solid financial position to execute its 2025 work programs. We intend to use the ATM Program prudently, accessing it when market conditions and liquidity are favourable. Ultimately, it provides an additional financing tool, enhancing our financial flexibility moving forward.”

Any Common Shares sold through the ATM Program will be sold (i) through ordinary brokers’ transactions on the NYSE American LLC (the “NYSE American”) or another U.S. “marketplace”, as such term is defined in National Instrument 21-101 – Marketplace Operation (“NI 21-101”), (ii) through ordinary brokers’ transactions on the Toronto Stock Exchange (the “TSX”) that constitute “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions, (iii) on another Canadian “marketplace”, as such term is defined in NI 21-101, upon which the Common Shares are listed, quoted or otherwise traded, or (iv) otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The volume and timing of sales under the ATM Program, if any, will be determined at the Company’s sole discretion and in accordance with the terms of the Distribution Agreement. The TSX has conditionally approved the listing of the Common Shares that may be issued under the ATM Program, and the Company has applied for authorization from the NYSE American for the listing of such Common Shares. The Company is not obligated to make any sales of Common Shares under the ATM Program. The ATM Program will be effective until the earlier of the issuance and sale of all of the Common Shares issuable pursuant to the ATM Program and the date that the ATM Program is otherwise terminated pursuant to the terms of the Distribution Agreement.

The Company intends to use the net proceeds from the ATM Program, if any, for general corporate purposes, which may include funding of corporate and project overhead expenses, financing of capital expenditures, repayment of indebtedness, technical studies and exploration in the United States and Australia and additions to working capital.

The ATM Program is being established pursuant to a prospectus supplement dated May 30, 2025 (the “Canadian Prospectus Supplement”) to the Company’s short form base shelf prospectus dated September 5, 2024, as amended on May 8, 2025 (the “Base Shelf Prospectus”), as filed with the securities regulatory authorities in each of the provinces and territories of Canada, and pursuant to a prospectus supplement dated May 30, 2025 (the “U.S. Prospectus Supplement”) to the Company’s U.S. base prospectus included in its registration statement on Form F-10 (the “Registration Statement”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2025.

The Company has filed the Registration Statement (including the U.S. base shelf prospectus) and the U.S. Prospectus Supplement to which this communication relates with the SEC. Before you invest, you should read the Registration Statement, the U.S. Prospectus Supplement and other documents the issuer has filed with the SEC, as well as the corresponding documents filed in Canada, for more complete information about the Company and this offering. The Canadian Prospectus Supplement and Base Shelf Prospectus may be downloaded for free from SEDAR+ at www.sedarplus.ca, and the U.S. Prospectus Supplement and the Registration Statement are accessible for free via EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you copies of such documents upon request made to the Company contact provided below, and the Agents will send copies of such documents to investors upon request by contacting Virtu Canada Corp. at 1720 – 222 Bay Street, Toronto, ON M5K 1B7, by email at ATMCanada@virtu.com, or by telephone at (646) 682-6322 or by contacting Virtu Americas LLC at 41st Floor – 1633 Broadway, New York, NY 10019 United States, by email at ATM@Virtu.com, or by telephone at (646) 682-6322.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any province, territory, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, territory, state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

About IsoEnergy Ltd.

IsoEnergy (NYSE American: ISOU and TSX: ISO) is a leading, globally diversified uranium company with substantial current and historical mineral resources in top uranium mining jurisdictions of Canada, the U.S. and Australia at varying stages of development, providing near-, medium- and long-term leverage to rising uranium prices. IsoEnergy is currently advancing its Larocque East project in Canada’s Athabasca basin, which is home to the Hurricane deposit, boasting the world’s highest-grade indicated uranium mineral resource.

IsoEnergy also holds a portfolio of permitted past-producing, conventional uranium and vanadium mines in Utah with a toll milling arrangement in place with Energy Fuels. These mines are currently on standby, ready for rapid restart as market conditions permit, positioning IsoEnergy as a near-term uranium producer.

For More Information, Please Contact:

Philip Williams

CEO and Director

info@isoenergy.ca
1-833-572-2333

X: @IsoEnergyLtd

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of U.S. securities laws (collectively, “forward-looking statements”). Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. These forward-looking statements may relate to the anticipated sale and distribution of Common Shares under the ATM Program; the volume and timing of the sale and distribution of Common Shares under the ATM Program; the expected uses of the net proceeds from the ATM Program; the Company’s properties, including expectations with respect to the advancement of the Company’s properties; the Company’s ability to execute on its 2025 work programs; and any other activities, events or developments that the Company expects or anticipates will or may occur in the future.

Forward-looking statements are necessarily based upon a number of assumptions that, while considered reasonable by management at the time, are inherently subject to business, market and economic risks, uncertainties and contingencies that may cause actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such assumptions include, but are not limited to, assumptions that the results of planned exploration and development activities are as anticipated; the anticipated mineralization of IsoEnergy’s projects being consistent with expectations and the potential benefits from such projects and any upside from such projects; the price of uranium; that general business and economic conditions will not change in a materially adverse manner; that financing will be available if and when needed and on reasonable terms; and that third party contractors, equipment and supplies and governmental and other approvals required to conduct the Company’s planned activities will be available on reasonable terms and in a timely manner. Although IsoEnergy has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Such statements represent the current views of IsoEnergy with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by IsoEnergy, are inherently subject to significant business, economic, competitive, political and social risks, contingencies and uncertainties. Risks and uncertainties include, but are not limited to the following: negative operating cash flow and dependence on third party financing; uncertainty of additional financing; no known mineral reserves; aboriginal title and consultation issues; reliance on key management and other personnel; actual results of exploration activities being different than anticipated; changes in exploration programs based upon results; availability of third party contractors; availability of equipment and supplies; failure of equipment to operate as anticipated; accidents, effects of weather and other natural phenomena; other environmental risks; changes in laws and regulations; regulatory determinations and delays; stock market conditions generally; demand, supply and pricing for uranium; other risks associated with the mineral exploration industry; and general economic and political conditions in Canada, the United States and other jurisdictions where the Company conducts business. Other factors which could materially affect such forward-looking statements are described in the risk factors in IsoEnergy’s most recent annual management’s discussion and analysis and annual information form and IsoEnergy’s other filings with securities regulators which are available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. IsoEnergy does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.